Exhibit 99.1

Verso’s Plan of Reorganization Confirmed by Bankruptcy Court

Emergence from Bankruptcy Expected by End of July

MEMPHIS, Tennessee – June 23, 2016 – Verso Corporation (OTCPink: VRSZ) today completed another important step toward its emergence from bankruptcy when its Chapter 11 plan of reorganization was confirmed by the U.S. Bankruptcy Court in the District of Delaware. This confirmation, which comes less than five months after Verso and its subsidiaries filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, clears the way for Verso to emerge from bankruptcy, likely by the end of July.

“Verso is extremely pleased with this speedy and successful outcome,” said Verso President and CEO David J. Paterson. “Our smooth path through this critical step in the restructuring process would not have been possible without the strong support of our funded debtholders and the Official Unsecured Creditors Committee and the affirmative vote on our plan of reorganization by our creditors. Their confidence in Verso’s prospects for long-term value creation sets the stage as we chart our course to a sustainable financial future.”

Verso’s restructuring will reduce the company’s debt by approximately $2.4 billion upon emergence. Verso expects to emerge from bankruptcy with $595 million in exit financing to support ongoing operations and capital investments. The exit financing will consist of an asset-based lending facility with borrowing capacity of up to $375 million led by Wells Fargo Bank, National Association, and a $220 million term loan facility with available loan proceeds of $198 million led by Barclays Bank PLC.

With the overwhelming support of all classes of creditors entitled to vote on the plan, Verso will emerge from bankruptcy with a unified, highly de-levered capital structure that will position the company to successfully adapt and compete in the dynamic global marketplace, even as challenges in the overall economic environment continue. The confirmed plan of reorganization requires no material changes in the ordinary course of business to Verso’s wages and salaries, benefits, pension plans or collective bargaining agreements.

“Verso’s restructuring will not change our fundamental operating strategy,” Paterson said. “With an unwavering commitment to ethical business practices and transparency, we will continue to improve safety, efficiency and operational flexibility at our facilities, reduce costs across the organization, and deliver the world-class products and services our customers have come to expect from us.

“In addition, we anticipate that our unified, highly de-levered capital structure will allow us to make investments in Verso’s business that will help mitigate the continuing decline in the demand for coated paper products, to explore strategic opportunities that enable profitable growth, and to create value for all of our stakeholders,” Paterson explained. “We believe that Verso is poised for sustainable profitability, and we are excited about the opportunities ahead.”

PJT Partners L.P. provided restructuring and transactional services and O’Melveny & Myers LLP provided restructuring legal advice and assistance to Verso throughout its restructuring.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential” and other similar expressions, including statements relating to Verso’s ability to obtain $595 million in exit financing and to consummate the confirmed plan of reorganization and emerge from bankruptcy and the expected impact on Verso’s operations as a result of its plan of reorganization and emergence from bankruptcy. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including (a) potential amendments to the confirmed plan of reorganization prior to emergence, (b) the timing of emergence, including the satisfaction of the conditions precedent to emergence, (c) Verso’s ability to maintain adequate liquidity to fund operations following emergence, and (d) other risks and uncertainties listed from time to time in Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Media Contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

(901) 369-5800

kathi.rowzie@versoco.com

Investor Contact:

901-369-4128

investor.relations@versoco.com